Exhibit 2.2

Execution Copy

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2021 (this “Amendment”), is entered into by and among VG Acquisition Corp., a Cayman Islands exempted company (“VGAC”), Chrome Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of VGAC (“Merger Sub” and, together with VGAC, the “VGAC Parties”), and 23andMe, Inc., a Delaware corporation (the “Company”), with reference to that certain Agreement and Plan of Merger dated as of February 4, 2021 (the “Merger Agreement”) by and among the VGAC Parties and the Company. Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Merger Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the VGAC Parties and the Company hereby agree as follows:

1.             Amendments to Merger Agreement regarding Vested Company Options.

(a)                The definitions of “Rollover Elected Vested Options” and “Rollover Eligible Holders” set forth in Section 1.01 of the Merger Agreement are each hereby deleted.

(b)                Section 4.02(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) At the Effective Time, all Vested Company Options outstanding and unexercised immediately prior to the Effective Time will, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by VGAC, and each such Vested Company Option shall be converted into a stock option (a “Vested Converted Option”) to purchase shares of Newco Class A Common Stock. Each such Vested Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Vested Company Option immediately before the Effective Time (such as expiration date and exercise provisions), except that, as of the Effective Time, each such Vested Converted Option as so assumed and converted shall be exercisable for that number of shares of Newco Class A Common Stock determined by multiplying the number of Company Shares subject to such Vested Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Vested Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided, that the exercise price and the number of shares of Newco Class A Common Stock purchasable under each Vested Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Vested Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Newco Class A Common Stock purchasable under such Vested Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. As of the Effective Time, all Vested Company Options shall no longer be outstanding and each holder of Vested Converted Options shall cease to have any rights with respect to such Vested Company Options, except as set forth in this Section 4.02(a).”

(c)                Section 4.02(b) of the Merger Agreement is hereby amended to (i) strike the phrase “and all of the Rollover Elected Vested Options” appearing in the first sentence of such section, and (ii) strike the phrase “and Rollover Elected Vested Options” in each instance in which it appears in the last sentence of such section.

(d)                Section 9.09 of the Merger Agreement is hereby amended to strike the phrase “Rollover Elected Vested Options, if any” appearing in the ninth line of such Section, and replacing such deleted phrase with the phrase “Vested Converted Options”.

(e)                The form of Equity Incentive Plan attached as Annex G to the Merger Agreement is hereby amended to strike the defined term “Rollover Elected Vested Options” each time it appears in footnotes 1 and 2 of such Annex G, and to replace such deleted term with the defined term “Vested Converted Options”.

(f)                 Section 4.02(a) of the Company Disclosure Letter is hereby deleted in its entirety.

2.             Effect of Amendment. Except as specifically amended by this Amendment, the terms and conditions of the Merger Agreement shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the Merger Agreement, the terms of this Amendment shall govern and prevail. Upon the effectiveness of this Amendment, each reference (i) in the Merger Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment, and (ii) in any other related document or instrument to the “Merger Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment.

3.             Miscellaneous.

(a)                Incorporation of Prior Agreements; Amendments; Binding Effect. This Amendment contains all of the agreements of the parties hereto, and supersedes any other agreements, with respect to any matter covered or mentioned in this Amendment, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Amendment may be amended or added to except in compliance with the Merger Agreement. This Amendment shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

(b)                Heading and Captions; Counterparts. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed by its respective duly authorized representative as of the date first written above.

VG ACQUISITION CORP.

By:	/s/ Evan Lovell
Name:	Evan Lovell
Title:	Chief Financial Officer

CHROME MERGER SUB, INC.

By:	/s/ James Cahillane
Name:	James Cahillane
Title:	Secretary

23ANDME, INC.

By:	/s/ Anne Wojcicki
Name:	Anne Wojcicki
Title:	Chief Executive Officer